Exhibit 99.1

AngioSoma, Inc. Adds Brooke Greenwald As Chief Marketing Officer

Greenwald’s experience in public relations and marketing will play a key role in the growth of AngioSoma.

RICHLAND, WASH.

AngioSoma, Inc. (OTCBB: SOAN) has hired Brooke Greenwald as its Chief Marketing Officer. Ms. Greenwald brings decades of experience spearheading the marketing and communications efforts of pharmaceutical, biotech, and healthcare companies to the AngioSoma team.

Headquartered in Richland, Washington, AngioSoma, Inc. is a fast-growing company focused on providing medical research, development, and treatments for the potential curing of disease. With a mission to “improve the human condition and fight disease,” AngioSoma is at the forefront of medical research, technology, and education.

“We are delighted to be working with Brooke Greenwald,” said James C. Katzaroff, President and CEO, AngioSoma, Inc. “As a company that is focused on the curing of disease, we understand how critical it is to arm medical professionals with both the education and the tools they need to stop the progression of and potential curing of challenging diseases, including our current focus on Multiple Sclerosis.  Ms. Greenwald’s vast experience is a tremendous asset to our team and will help us reach our goals faster.”

Brooke Greenwald more than three decades of experience in marketing and public relations.  She has held leadership positions in multiple healthcare organizations and is an award-winning speaker.  She has written for numerous publications, including The Washington Post.  She received her Bachelor of Science degree the University of Maryland at College Park, where she also completed her Master’s in Public Relations and Journalism.

“I am passionate about working with the AngioSoma team and their ability to change lives in a positive manner.  Through education, marketing and public relations efforts, we will be working to not only brand AngioSoma, but also reach those that are working in our verticals as efficiently as possible,” said Ms. Greenwald.  “By working to solve the medical challenges around Multiple Sclerosis, we are literally changing lives.”

NOTICE REGARDING FORWARD LOOKING STATEMENTS

This news release contains forward-looking information within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including statements that include the words believes, expects, anticipate or similar expressions. Such forward-looking statements involve known and unknown risks, and other factors that may cause the actual results, performance or achievements of the company to differ materially from those expressed or implied by such forward-looking statements. In addition, description of anyone’s past success is no guarantee of future success. This news release speaks as of the date first set forth above and the company assumes no responsibility to update the information included herein for events occurring after the date hereof.

About AngioSoma, Inc.

AngioSoma, Inc., is an American biotechnology company originally organized in 2011, headquartered in Houston, Texas with offices in the State of Washington, focused on developing innovative therapies for people with serious and life-threating rare disorders. The Company patented and sold for $10 million of preferred shares a treatment for peripheral artery disease (PAD) called LiprostinTM followed by acquiring an exclusive license for a patented method of treating neurodegenerative diseases such as Multiple Sclerosis by administering a synergistically effective amount of the composition to an individual suffering from neurodegeneration and treating neurodegeneration. We are in discussions with several contract research organizations to assist with our submission of new drug application for global marketing.

Contact:

Brooke Greenwald

Cornerstone Communications, LTD

brooke@cornerstonepr.net

(240) 360-0866